LAUREL CAPITAL GROUP, INC.
FORM 10-K
                                                                      EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

                                                         FOR THE         FOR THE         FOR THE
                                                       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                      June 30, 2000   June 30, 1999   June 30, 1998
                                                      -------------   -------------   -------------
NET INCOME                                              $3,408,000      $3,183,000      $3,051,000
                                                        ==========      ==========      ==========

BASIC EPS:

  WEIGHTED AVERAGE SHARES OUTSTANDING                    2,107,711       2,188,014       2,176,893
                                                         ---------       ---------       ---------

  BASIC EARNING PER SHARE                                    $1.62           $1.45           $1.40
                                                             =====           =====           =====

DILUTED EPS:

  WEIGHTED AVERAGE SHARES OUTSTANDING                    2,107,711       2,188,014       2,176,893
  DILUTIVE EFFECT OF EMPLOYEE STOCK OPTIONS                 72,779         106,310         135,496
                                                            ------         -------         -------

  DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING            2,180,490       2,294,324       2,312,389
                                                         ---------       ---------       ---------

  DILUTED EARNINGS PER SHARE                                 $1.56           $1.39           $1.32
                                                             =====           =====           =====

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(1) NUMBER OF SHARES AND PER SHARE AMOUNTS ADJUSTED TO REFLECT THE EFFECTS OF
    THE THREE-FOR-TWO STOCK SPLIT PAID ON JANUARY 16, 1998.